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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) or (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            CANANDAIGUA BRANDS, INC.
            (Exact name of registrant as specified in its character)



                  Delaware                               16-0716709
(State of incorporation or organization)    (I.R.S. Employer Identification No.)



300 WillowBrook Office Park, Fairport, New York         14450
(Address of principal executive offices)              (Zip Code)


   If this form relates to the            If this form relates to the
   registration of a class of             registration of a class of
   securities pursuant to                 securities pursuant to Section
   Section 12(b) of the Exchange          12(g) of the Exchange Act and is
   Act and is effective pursuant          effective pursuant to General
   to General Instruction A.(c),          Instruction A.(d), please check
   please  the following box. |X|         check the following box. |_|


Securities to be registered pursuant to Section 12(b) of the Act:

               Title of each class                Name of each exchange on which
               to be so registered                each class is to be registered
               -------------------                ------------------------------
Class A Common Stock, par value $.01 per          New York Stock Exchange
share
Class  B Common Stock, par value $.01 per         New York Stock Exchange
share




Securities to be registered pursuant to Section 12(g) of the Act:


                                      None



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Item 1.           Description of Registrant's Securities
                  to be Registered

                  Class A and Class B Common Stock, $.01 Par Value

                  The capital stock of Canandaigua Brands, Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Class A Common Stock and Class B Common Stock, each of which has a par value of $.01 per share. Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis at any time at the option of the holder. The shares of Class A Common Stock are not convertible into or exchangeable for the shares of Class B Common Stock or any other securities. Holders of Class B Common Stock are entitled to ten votes per share. Holders of Class A Common Stock are entitled to only one vote per share, but are entitled to a cash dividend premium. If the Company pays a cash dividend on Class B Common Stock, each share of Class A Common Stock will receive an amount at least 10 percent greater than the amount of the cash dividend per share paid on Class B Common Stock. In addition, the Board of Directors may declare and pay a dividend on Class A Common Stock without paying any dividend on Class B Common Stock.

                  Holders of Class A Common Stock, voting as a class, are entitled to elect at least one-fourth of the members of the Board of Directors to be elected at a meeting of stockholders, and the holders of the Class B Common Stock, voting as a class, are entitled to elect the remaining directors. If the number of outstanding shares of Class B Common Stock is less than 12 1/2 percent of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock, the holders of Class A Common Stock shall become entitled to elect at least one-fourth of the directors voting as a class and to elect the remaining directors voting together as a single class with holders of Class B Common Stock, provided that the holders of Class A Common Stock shall have one vote per share and the holders of Class B Common Stock shall have 10 votes per share. Holders of Class A Common Stock and Class B Common Stock may also vote as separate classes on those matters where a separate class vote is required under Delaware law, although the number of authorized shares of either Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the majority vote of all outstanding shares of Class A Common Stock and Class B Common Stock voting as a single class. On all other matters submitted to a vote of the stockholders, the holders of Class A Common Stock and Class B Common Stock vote together as a single class.

                  The holders of Class A Common Stock and Class B Common Stock are entitled to share pro rata in the distribution of the Company's assets available for such purpose in the event of liquidation. The shares are not entitled to preemptive rights, and all outstanding shares are fully paid and nonassessable.

                  The shares of Class A Common Stock and Class B Common Stock do not have cumulative voting rights.

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Item 2.           Exhibits

                  1. All exhibits required by the Instruction to Item 2 will be supplied to the New York Stock Exchange.



                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         CANANDAIGUA BRANDS, INC.  (Registrant)


                                         By /s/  Thomas S. Summer
                                            -----------------------------
                                         Thomas S. Summer, Senior Vice President
                                         and Chief Financial Officer
Dated:  October 4, 1999